ORNDA HEALTHCORP AND SUBSIDIARIES
                 EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
                    (in thousands, except per share amounts)

                                                      Three Months Ended May 31    Nine Months Ended May 31
                                                      -------------------------    ------------------------
                                                         1995           1996          1995          1996
                                                      -----------   -----------    -----------   ----------
Primary
Average shares outstanding.......................          44,549        58,159         44,016       54,795
Net effect of dilutive common
    stock equivalents:
        Stock options and warrants-
          treasury stock method..................           1,052         2,212          1,012        1,838
                                                      -----------   -----------    -----------   ----------
TOTAL     .......................................          45,601        60,371         45,028       56,633
                                                      ===========   ===========    ===========   ==========

Net income as adjusted for
    preferred stock dividends....................     $    21,604   $    29,290    $    53,870   $   76,332
                                                      ===========   ===========    ===========   ==========
Per share amount.................................     $      0.47   $      0.49    $      1.20   $     1.35
                                                      ===========   ===========    ===========   ==========

Fully Diluted
Average shares outstanding.......................          44,549        58,159         44,016       54,795
Net effect of dilutive common
    stock equivalents:
          Stock options and warrants-
          treasury stock method..................           1,058         2,212          1,034        2,045
          Assumed conversion of redeemable
          preferred stock........................           1,388            --             --          415
                                                      -----------   -----------    -----------     --------
TOTAL     .......................................          46,995        60,371         45,050       57,255
                                                      ===========   ===========    ===========     ========

Net income.......................................     $    22,091   $    29,290    $    55,360   $   76,664
Preferred stock dividend requirements                          --            --         (1,490)          --
                                                      -----------   -----------    -----------   ----------
Net income as adjusted for preferred
    st!ock dividends..............................     $   22,091   $    29,290    $    53,870   $   76,664
                                                      ===========   ===========    ===========   ==========


Per share amount.................................     $      0.47   $      0.49    $      1.20   $     1.34
                                                      ===========   ===========    ===========   ==========
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